PRICING SUPPLEMENT NO. 1749BG Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-184193 Dated May 10, 2013 $1,901,300 Deutsche Bank AG Trigger Autocallable Optimization Securities
Linked to the EURO STOXX 50® Index due May 16, 2018
Investment Description
Trigger Autocallable Optimization Securities (the “Securities”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of the EURO STOXX 50® Index (the “Index”). The Securities are designed for investors who want to express a moderately bullish view on the Index. If the closing level of the Index is greater than or equal to the Initial Index Level on any Observation Date (quarterly, beginning after one year, including the Final Valuation Date), Deutsche Bank AG will automatically call the Securities and pay you a Call Price equal to the Face Amount per Security plus a Call Return based on a Call Return Rate specified below. The Call Return increases the longer the Securities are outstanding. If the Securities are not automatically called and the Final Index Level is greater than or equal to the Trigger Level, at maturity Deutsche Bank AG will pay you an amount equal to your initial investment. However, if the Securities are not automatically called and the Final Index Level is less than the Trigger Level, Deutsche Bank AG will pay you less than your initial investment, resulting in a loss of 1.00% of your initial investment for every 1.00% decline in the Final Index Level as compared to the Initial Index Level. Under these circumstances you will lose a significant portion, and could lose all, of your initial investment. You will not receive interest payments during the term of the Securities. Investing in the Securities is subject to significant risks, including the risk of losing your entire initial investment. You will not receive dividends or other distributions paid on any stocks included in the Index. The contingent repayment of your initial investment applies only if you hold the Securities to maturity. Any payment on the Securities, including any payment upon an automatic call or any repayment of your initial investment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
Features	Key Dates
❑ Call Return — If the closing level of the Index is greater than or equal to the Initial Index Level on any Observation Date (quarterly, beginning after one year, including the Final Valuation Date), we will automatically call the Securities and pay you a Call Price equal to the Face Amount per Security plus a Call Return based on the Call Return Rate specified below. The Call Return increases the longer the Securities are outstanding. If the Securities are not automatically called, investors may have full downside market exposure to the Index at maturity.

❑ Downside Exposure with Contingent Repayment of Your Initial Investment at Maturity — If you hold the Securities to maturity and the Final Index Level is greater than or equal to the Trigger Level, we will pay you your initial investment at maturity. If the Final Index Level is less than the Trigger Level, however, Deutsche Bank AG will repay less than the Face Amount per Security, resulting in a loss of 1.00% of your initial investment for every 1.00% decline in the Final Index Level as compared to the Initial Index Level. Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment. The contingent repayment of your initial investment applies only if you hold the Securities to maturity. Any payment on the Securities, including any payment upon an automatic call or any repayment of your initial investment at maturity, is subject to the creditworthiness of the Issuer and if the Issuer were to default on its payment obligations, you could lose your entire investment.
	Trade Date	May 10, 2013
	Settlement Date	May 15, 2013
	Observation Dates1	Quarterly, after 1 year
	Final Valuation Date1	May 10, 2018
	Maturity Date1	May 16, 2018

1See page 3 for additional details

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL FACE AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE 8 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering
We are offering Trigger Autocallable Optimization Securities linked to the performance of the EURO STOXX 50® Index. The Securities are our unsubordinated and unsecured obligations and are offered at a minimum investment of $1,000 in denominations of $10.00 and integral multiples thereof.

Index	Call Return Rate	Initial Index Level	Trigger Level	CUSIP/ ISIN
EURO STOXX 50® Index (Ticker: SX5E)	9.00% per annum	2,785.24	1,810.41, equal to 65% of the Initial Index Level	25155H672 / US25155H6725
See “Additional Terms Specific to the Securities” in this pricing supplement. The Securities will have the terms specified in underlying supplement No. 1 dated October 1, 2012, product supplement BG dated October 9, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part, the prospectus dated September 28, 2012 and this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying underlying supplement No. 1, product supplement BG, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
	Price to Public		Discounts and Commissions(1)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the EURO STOXX 50® Index	$1,901,300.00	$10.00	$47,532.50	$0.25	$1,853,767.50	$9.75
(1)	For more information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,901,300.00	$259.34

UBS Financial Services Inc.	Deutsche Bank Securities

Additional Terms Specific to the Securities
You should read this pricing supplement, together with underlying supplement No. 1 dated October 1, 2012, product supplement BG dated October 9, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Underlying supplement No. 1 dated October 1, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005120/crt_dp33209-424b2.pdf

♦	Product supplement BG dated October 9, 2012:
http://sec.gov/Archives/edgar/data/1159508/000095010312005360/crt_dp33475-424b2.pdf

♦	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

♦	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the underlying supplement, product supplement, prospectus supplement, prospectus and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

If the terms described in this pricing supplement are inconsistent with those described in the accompanying underlying supplement, product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this pricing supplement, “Securities” refers to the Trigger Autocallable Optimization Securities that are offered hereby, unless the context otherwise requires. This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

All references to “Observation Date” in this pricing supplement shall be deemed to refer to “Call Date” as defined in the accompanying product supplement.

Investor Suitability
The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 5 of this pricing supplement and “Risk Factors” on page 8 of the accompanying product supplement.

The Securities may be suitable for you if, among other considerations:	The Securities may not be suitable for you if, among other considerations:
♦ You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦ You can tolerate the loss of some or all of your investment and are willing to make a hypothetical investment in which you could have the same downside market risk as an investment in the Index or the stocks included in the Index.

♦ You believe the closing level of the Index will be greater than or equal to the Initial Index Level on any Observation Date, including the Final Valuation Date.

♦ You understand and accept that you will not participate in any appreciation in the level of the Index and you are willing to make an investment the return of which is limited to the applicable Call Return.

♦ You can tolerate fluctuations in the level of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.

♦ You are willing to invest in the Securities based on the Call Return Rate set forth on the cover of this pricing supplement.

♦ You are willing to invest in the Securities based on the Trigger Level as set forth on the cover of this pricing supplement.

♦ You do not seek current income from this investment and are willing to forgo dividends or other distributions paid on the stocks included in the Index.

♦ You seek an investment with exposure to companies in the Eurozone.

♦ You are willing and able to hold Securities that will be automatically called on any Observation Date on which the closing level of the Index is greater than or equal to the Initial Index Level, and you are otherwise willing and able to hold the Securities to maturity for a term of approximately 5 years, and are not seeking an investment for which there will be an active secondary market.

♦ You are willing to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities, and understand that if Deutsche Bank AG defaults on its obligations you might not receive any amounts due to you including any payment upon an earlier automatic call or any repayment of your initial investment at maturity.

♦ You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦ You cannot tolerate the loss of a substantial portion or all of your investment and you are not willing to make a hypothetical investment in which you could have similar downside market risk as an investment in the Index or the stocks included in the Index.

♦ You require an investment designed to provide a full return of your initial investment at maturity.

♦ You believe the Securities will not be automatically called and the Final Index Level will be less than the Trigger Level.

♦ You seek an investment that participates in the full appreciation in the level of the Index or that has unlimited return potential.

♦ You cannot tolerate fluctuations in the level of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.

♦ You are unwilling to invest in the Securities based on the Call Return Rate set forth on the cover of this pricing supplement.

♦ You are unwilling to invest in the Securities based on the Trigger Level as set forth on the cover of this pricing supplement.

♦ You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦ You seek current income from this investment or prefer to receive the dividends or other distributions paid on the stocks included in the Index.

♦ You do not seek an investment with exposure to companies in the Eurozone.

♦ You are unwilling or unable to hold Securities that will be automatically called on any Observation Date on which the closing level of the Index is greater than or equal to the Initial Index Level, or you are otherwise unable or unwilling to hold the Securities to maturity for a term of approximately 5 years, and seek an investment for which there will be an active secondary market.

♦ You are unwilling or unable to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities for all payments on the Securities, including any payment upon an earlier automatic call or any repayment of your initial investment at maturity.

Final Terms
Issuer	Deutsche Bank AG, London Branch
Issue Price	100% of the Face Amount per Security
Face Amount	$10.00 per Security
Term	Approximately 5 years, subject to a quarterly automatic call beginning after one year
Trade Date	May 10, 2013
Settlement Date	May 15, 2013
Final Valuation Date1	May 10, 2018
Maturity Date1, 2	May 16, 2018
Index	EURO STOXX 50® Index (Ticker: SX5E)
Call Feature
The Securities will be automatically called if the closing level of the Index on any Observation Date is greater than or equal to the Initial Index Level. If the Securities are automatically called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment per $10.00 Face Amount of Securities equal to the Call Price for the applicable Observation Date.

Observation Dates1	Quarterly, beginning after one year, on the dates set forth in the tables below
Call Settlement Dates2	Two business days following the relevant Observation Date, except the Call Settlement Date for the Final Valuation Date will be the Maturity Date
Call Return and Call Return Rate	The Call Return increases the longer the Securities are outstanding and is based upon a Call Return Rate of 9.00% per annum.
Call Price	The Call Price equals the Face Amount per Security plus the product of the Face Amount per Security and the Call Return. The table below reflects the Call Return Rate of 9.00% per annum.
Observation Dates	Expected Call Settlement Dates	Call Return	Call Price (per $10.00 Security)
May 16, 2014	May 20, 2014	9.00%	$10.900
August 11, 2014	August 13, 2014	11.25%	$11.125
November 10, 2014	November 13, 2014	13.50%	$11.350
February 10, 2015	February 12, 2015	15.75%	$11.575
May 11, 2015	May 13, 2015	18.00%	$11.800
August 10, 2015	August 12, 2015	20.25%	$12.025
November 10, 2015	November 13, 2015	22.50%	$12.250
February 10, 2016	February 12, 2016	24.75%	$12.475
May 10, 2016	May 12, 2016	27.00%	$12.700
August 10, 2016	August 12, 2016	29.25%	$12.925
November 10, 2016	November 15, 2016	31.50%	$13.150
February 10, 2017	February 14, 2017	33.75%	$13.375
May 10, 2017	May 12, 2017	36.00%	$13.600
August 10, 2017	August 14, 2017	38.25%	$13.825
November 13, 2017	November 15, 2017	40.50%	$14.050
February 12, 2018	February 14, 2018	42.75%	$14.275
May 10, 2018 (Final Valuation Date)	May 16, 2018 (Maturity Date)	45.00%	$14.500
Payment at Maturity (per $10.00 Face Amount of Securities)
If the Securities are not automatically called and the Final Index Level is greater than or equal to the Trigger Level, Deutsche Bank AG will pay you a cash payment at maturity equal to $10.00 per $10.00 Face Amount of Securities.

If the Securities are not automatically called and the Final Index Level is less than the Trigger Level, Deutsche Bank AG will pay you a cash payment at maturity less than the $10.00 Face Amount of Securities, equal to:

Investment Timeline

Trade Date:	The closing level of the Index (Initial Index Level) is observed and the Trigger Level is determined.

Quarterly (including at maturity):
The Securities will be automatically called if the closing level of the Index on any Observation Date is greater than or equal to the Initial Index Level.

If the Securities are automatically called, Deutsche Bank AG will pay the Call Price for the applicable Observation Date equal to the Face Amount plus an amount based on the Call Return Rate.

Maturity Date:
The Final Index Level and Index Return will be determined on the Final Valuation Date.

If the Securities are not automatically called and the Final Index Level is greater than or equal to the Trigger Level, Deutsche Bank AG will pay you a cash payment at maturity equal to $10.00 per $10.00 Face Amount of Securities.

If the Securities are not automatically called and the Final Index Level is less than the Trigger Level, Deutsche Bank AG will pay you a cash payment at maturity less than the $10.00 Face Amount of Securities, equal to:
$10.00 + ($10.00 x Index Return)
Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment in an amount proportionate to the negative Index Return.

1	Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
2
Notwithstanding the provisions under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement, in the event the Final Valuation Date is postponed, the Maturity Date will be the fourth business day after the Final Valuation Date as postponed.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Index or in any of the stocks composing the Index. Some of the risks that apply to an investment in the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦
Your Investment in the Securities May Result in a Loss of Your Initial Investment — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay your initial investment in the Securities at maturity. If the Securities are not automatically called, the return on the Securities at maturity will depend on whether the Final Index Level is greater than or equal to the Trigger Level. If the Securities are not automatically called and the Final Index Level is greater than or equal to the Trigger Level, Deutsche Bank AG will pay you your initial investment. However, if the Securities are not automatically called on any Observation Date and the Final Index Level is less than the Trigger Level, you will be fully exposed to any negative Index Return, resulting in a loss of your initial investment of 1.00% of your initial investment for every 1.00% decline in the Final Index Level as compared to the Initial Index Level. Accordingly, you could lose your entire initial investment.

♦
Limited Return Potential — The return potential of the Securities is limited to the Call Return which is based on the Call Return Rate, regardless of the performance of the Index. Because the Call Return increases the longer the Securities are outstanding and the Securities could be automatically called as early as the first Observation Date (approximately one year after the Trade Date), the term of your investment could be cut short, and your return on the Securities would then be less than if the Securities were automatically called at a later date. As a result, a hypothetical direct investment in the Index or the stocks composing the Index could provide a better return than an investment in the Securities. If the Securities are not automatically called, you may be fully exposed to the full downside performance of the Index even though you cannot participate in any of the Index's potential appreciation. Furthermore, because the closing level of the Index at various times during the term of the Securities could be higher than on the Observation Dates and on the Final Valuation Date, you may receive a lower payment if the Securities are automatically called or at maturity, as the case may be, than you would have with a hypothetical direct investment in the Index.

♦
Contingent Repayment of Your Initial Investment Applies Only if You Hold the Securities to Maturity — If your Securities are not automatically called, you should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the closing level of the Index is above the Trigger Level.

♦
Higher Call Return Rates Are Generally Associated With a Greater Risk of Loss — Greater expected volatility with respect to the Index reflects a higher expectation as of the Trade Date that the closing level of the Index could close below the Trigger Level on the Final Valuation Date of the Securities. This greater expected risk will generally be reflected in a higher Call Return Rate for the Securities. However, while the Call Return Rate is a fixed amount, the Index’s volatility can change significantly over the term of the Securities. The level of the Index could fall sharply, which could result in a significant loss of your initial investment.

♦
Reinvestment Risk — If your Securities are automatically called early, the holding period over which you would receive the Call Return which is based on the Call Return Rate could be as little as one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable return for a similar level of risk in the event the Securities are automatically called prior to the Maturity Date.

♦	No Coupon Payments — Deutsche Bank AG will not pay any interest or coupon payments with respect to the Securities.

♦
Risks Relating to the Credit of the Issuer — The Securities are unsubordinated and unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any payment upon an automatic call or any repayment of your initial investment at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the Securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities, and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount owed to you under the terms of the Securities and you could lose your entire investment.

♦
The Securities Are Subject to Non-U.S. Securities Markets Risks — The Index includes component stocks that are issued by non-U.S. companies in non-U.S. securities markets. An investment in securities linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Specifically, the stocks included in the Index are issued by companies located in countries within the Eurozone, some of which are and have been experiencing economic stress. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

♦
The Index Return Will Not Be Adjusted for Changes in Exchange Rates Relative to the U.S. Dollar — The Index is composed of stocks denominated in foreign currencies. However, the value of your Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the stocks composing the Index are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

♦
We Are One of the Companies That Make Up the Index — We are one of the companies that make up the Index. To our knowledge, we are not currently affiliated with any of the other companies the equity securities of which are represented in the Index. As a result, we will have no ability to control the actions of such other companies, including actions that could affect the value of the equity securities underlying the Index, or your securities. None of the other companies represented in the Index will be involved in the offering of the Securities in any way. Neither they nor we will have any obligation to consider your interests as a holder of the Securities in taking any corporate actions that might affect the value of your Securities.

♦
No Dividend Payments or Voting Rights — As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Index would have.

♦
Investing in the Securities Is Not the Same as Investing in the Index or the Stocks Composing the Index — The return on your Securities may not reflect the return you would realize if you were able to invest directly in the Index or the stocks composing the Index. For instance, you will not receive or be entitled to receive any dividend payments or other distributions or other rights that holders of the component securities included in the Index would have. Further, you will not participate in any potential appreciation of the Index, which could be significant.

♦
The Securities Have Certain Built-In Costs — While the payment(s) on the Securities described in this pricing supplement is based on your entire initial investment, the Issue Price of the Securities includes the agents’ commission, if any, and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Deutsche Bank AG or its affiliates would be willing to purchase Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

♦
There May Be Little or No Secondary Market for the Securities — The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intends to offer to purchase the Securities in the secondary market but is not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates may be willing to buy the Securities.

♦
Many Economic and Market Factors Will Impact the Value of the Securities — While we expect that, generally, the level of the Index will affect the value of the Securities more than any other single factor, the value of the Securities will also be affected by a number of other factors that may either offset or magnify each other, including:

♦	the expected volatility of the Index;

♦	the composition of the Index;

♦	the market prices and dividend rates of the stocks composing the Index and changes that affect those stocks and their issuers;

♦	the time remaining to the maturity of the Securities;

♦	interest rates and yields in the market generally;

♦	geopolitical conditions and a variety of economic, financial, political and regulatory or judicial events that affect the Index or the markets generally;

♦	supply and demand for the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
Trading and Other Transactions by Us or Our Affiliates, or UBS AG or Its Affiliates, in the Equity and Equity Derivative Markets May Impair the Value of the Securities — We or one or more of our affiliates expect to hedge our exposure from the Securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Index and make it less likely that you will receive a return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the Securities declines. We or our affiliates, or UBS AG or its affiliates, may also engage in trading in instruments linked to the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates, or UBS or its affiliates, may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Index. By introducing competing products into the marketplace in this manner, we or our affiliates, or UBS AG or its affiliates, could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the Securities.

♦
We, Our Affiliates or Agents, or UBS AG or Its Affiliates May Publish Research, Express Opinions or Provide Recommendations That Are Inconsistent With Investing in or Holding the Securities. Any Such Research, Opinions or Recommendations Could Affect the Level of the Index to Which the Securities Are Linked and the Value of Securities — We, our affiliates and agents, and UBS AG and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Securities. We, our affiliates or agents, or UBS AG or its affiliates, may have published research or other opinions that are inconsistent with the investment view implicit in the Securities. Any research, opinions or recommendations expressed by us, our affiliates or agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Index to which the Securities are linked.

♦
Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the stocks comprising the Index and/or in futures, over-the-counter options, exchange traded funds or other instruments with returns linked to the performance of the Index or the stocks comprising the Index, may adversely affect the market value of the stocks composing the Index, the level of the Index, and, therefore, the value of the Securities.

♦
Potential Conflict of Interest — Deutsche Bank AG and its affiliates may engage in business with the issuers of the stocks composing the Index, which may present a conflict between the obligations of Deutsche Bank AG and you, as a holder of the Securities. Deutsche Bank AG, as the calculation agent, will determine the Index Return and Payment at Maturity or Call Price due upon an automatic call based on observed levels of the Index in the market. The calculation agent can postpone the determination of the closing level of the Index if a market disruption event occurs on any of the Observation Dates and/or the Final Valuation Date.

♦
The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities could be materially and adversely affected. In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities?”, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Hypothetical Examples of Payment upon an Automatic Call or at Maturity
The following table and hypothetical examples below illustrate the Payment at Maturity or Call Price due upon an automatic call for a hypothetical range of performances for the Index. The following examples and table are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Index relative to its Initial Index Level. We cannot predict the Final Index Level or the closing level of the Index on any of the Observation Dates (including the Final Valuation Date). You should not take these examples as an indication or assurance of the expected performance of the Index. You should consider carefully whether the Securities are suitable to your investment goals. The numbers in the examples and table below have been rounded for ease of analysis.

The following examples and table illustrate the Payment at Maturity or Call Price due upon an automatic call per Security on a hypothetical offering of Securities based on the following assumptions*:

Term:	Approximately 5 years, subject to a quarterly automatic call beginning after the first year
Hypothetical Initial Index Level*:	2,000.00
Hypothetical Trigger Level*:	1,300.00 (65.00% of the hypothetical Initial Index Level)

Call Return and Call Prices*:

Observation Dates	Expected Call Settlement Dates	Call Return*	Call Price*
May 16, 2014	May 20, 2014	9.00%	$10.900
August 11, 2014	August 13, 2014	11.25%	$11.125
November 10, 2014	November 13, 2014	13.50%	$11.350
February 10, 2015	February 12, 2015	15.75%	$11.575
May 11, 2015	May 13, 2015	18.00%	$11.800
August 10, 2015	August 12, 2015	20.25%	$12.025
November 10, 2015	November 13, 2015	22.50%	$12.250
February 10, 2016	February 12, 2016	24.75%	$12.475
May 10, 2016	May 12, 2016	27.00%	$12.700
August 10, 2016	August 12, 2016	29.25%	$12.925
November 10, 2016	November 15, 2016	31.50%	$13.150
February 10, 2017	February 14, 2017	33.75%	$13.375
May 10, 2017	May 12, 2017	36.00%	$13.600
August 10, 2017	August 14, 2017	38.25%	$13.825
November 13, 2017	November 15, 2017	40.50%	$14.050
February 12, 2018	February 14, 2018	42.75%	$14.275
May 10, 2018 (Final Valuation Date)	May 16, 2018 (Maturity Date)	45.00%	$14.500

*	Based on the Call Return Rate of 9.00% per annum. The actual Initial Index Level and Trigger Level for the Securities are set forth in “Final Terms” and on the cover of this pricing supplement.

Example 1 — The closing level of the Index on the first Observation Date is 2,100.00, which is greater than the Initial Index Level of 2,000.00 — the Securities are automatically called.

Because the closing level of the Index on the first Observation Date is greater than or equal to the Initial Index Level, the Securities are automatically called and Deutsche Bank AG will pay you on the applicable Call Settlement Date the Call Price of $10.90 per Security, representing a 9.00% return on the Securities.

Example 2 — The Securities have not been automatically called prior to the Final Valuation Date and the Final Index Level of 2,200.00 is greater than the Initial Index Level of 2,000.00 — the Securities are automatically called.

Because the Securities were not previously automatically called and the Final Index Level is greater than or equal to the Initial Index Level, the Securities are automatically called and Deutsche Bank AG will pay you on the applicable Call Settlement Date (which coincides with the Maturity Date) the Call Price of $14.50 per Security, representing a 45.00% return on the Securities.

Example 3 — The closing level of the Index is not greater than or equal to the Initial Index Level on any of the Observation Dates and the Final Index Level of 1,500.00 is greater than or equal to the Trigger Level of 1,300.00 — the Securities are NOT automatically called.

Because the closing level of the Index on all of the Observation Dates is not greater than or equal to the Initial Index Level, the Securities are not automatically called. Because the Final Index Level is greater than or equal to the Trigger Level, Deutsche Bank AG will pay you a Payment at Maturity equal to $10.00 per $10.00 Face Amount of Securities, representing a 0.00% return on the Securities.

Example 4 — The closing level of the Index is not greater than or equal to the Initial Index Level on any of the Observation Dates and the Final Index Level of 800.00 is less than the Trigger Level of 1,300.00 — the Securities are NOT automatically called.

Because the closing level of the Index on all of the Observation Dates is not greater than or equal to the Initial Index Level, the Securities are not automatically called. Because the Final Index Level is less than the Trigger Level, your initial investment will be fully exposed to any negative Index Return. Accordingly, Deutsche Bank AG will pay you a Payment at Maturity calculated as follows:

$10.00 + ($10.00 × Index Return) =
$10.00 + ($10.00 × -60.00%) = $4.00

If the Securities are not automatically called and the Final Index Level is less than the Trigger Level, your initial investment will be fully exposed to any negative Index Return, resulting in a loss of 1.00% of the Face Amount of Securities for every 1.00% decline in the Final Index Level as compared to the Initial Index Level. Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment. Any payment on the Securities, including any payment upon an automatic call or any repayment of your initial investment at maturity, is subject to the creditworthiness of the Issuer and if the Issuer were to default on its payment obligations, you could lose your entire investment.

The EURO STOXX 50® Index

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors. This is just a summary of the EURO STOXX 50® Index. For more information on the EURO STOXX 50® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “Indices — EURO STOXX 50® Index” in the accompanying underlying supplement No. 1 dated October 1, 2012.

The graph below illustrates the performance of the EURO STOXX 50® Index from May 10, 2008 to May 10, 2013. The closing level of the EURO STOXX 50® Index on May 10, 2013 was 2,785.24. We obtained the closing levels of the EURO STOXX 50® Index from Bloomberg, and we have not participated in the preparation or verified such information. The graph shows the Trigger Level of 1,810.41, equal to 65.00% of 2,785.24, which was the closing level of the EURO STOXX 50® Index on May 10, 2013. The historical levels of the EURO STOXX 50® Index should not be taken as an indication of future performance and no assurance can be given as to the Final Index Level or any future closing level of the Index. We cannot give you assurance that the performance of the Index will result in a positive return on your initial investment and you could lose a significant portion or all of the Face Amount at maturity.

What Are the Tax Consequences of an Investment in the Securities?
In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, the Securities should be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. If this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your Securities (including at maturity or pursuant to a call) and (ii) your gain or loss on the Securities should be capital gain or loss and should be long-term capital gain or loss if you have held the Securities for more than one year. The IRS or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your Securities could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)
UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.25 per $10.00 Security. We have agreed that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to its affiliates at the price to the public indicated on the cover of this pricing supplement, minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority, Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Validity of Securities
In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the Securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the senior indenture, and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of September 28, 2012, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and its authentication of the Securities and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP dated September 28, 2012, which has been filed as an exhibit to the registration statement referred to above.